EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
Tel: (509) 624-1475
Fax: (509) 747-1770
Email: cclysiak@qwest.net

March 2, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

RE:	Registration Statement on Form SB-2 under the Securities Act of 1933 (the “Registration” Statement”) of Chilco River Holdings Inc., a Nevada corporation (the “Company”)

Gentlemen:

I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 1,032,000 shares (the “Shares”) of the common stock, par value $0.001 per share of the Company. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim an responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined the following documents:

1.	Certificate of Incorporation;
2.	Bylaws;
3.	The records of corporate proceedings relating to the issuance of the Shares; and,
4.	Such other instruments and documents as I believed necessary for the purpose of rending the following opinion.

United States Securities and Exchange Commission
RE: Chilco River Holdings Inc.
March 2, 2004

In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me. As to certain mattes of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers and directors and on certificates of public officials, and have made such investigations of law as I believed necessary and relevant.

Based upon the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that under applicable law of the state of Nevada (including constitutional, statutory, regulatory and case law), the Shares were duly authorized, validly issued, fully paid, and are non-assessable and when sold after the effectiveness of the Registration Statement, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak

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